Exhibit 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HAGGEN OPERATIONS HOLDINGS, LLC,

HAGGEN OPCO SOUTH, LLC

AND

SMART & FINAL STORES LLC

October 2, 2015

I

II

Section 7.10	Counterparts	48

Section 7.11	Waiver of Jury Trial	48

Section 7.12	Specific Performance	48

Section 7.13	Survival	49

Section 7.14	Non-Recourse	49

Section 7.15	Time of Essence	49

Section 7.16	Effectiveness	49

Exhibits:

Exhibit 1.2:	Store Properties
Exhibit 7.1(a):	Store Group Properties
Exhibit A:	Form of Bill of Sale
Exhibit B:	Form of Assignment and Assumption Agreement
Exhibit C:	Form of Assignment and Assumption of Lease
Exhibit D:	Form of Bid Procedures Order
Exhibit E:	Form of Sale Order

III

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 2, 2015, is made by and among Haggen Operations Holdings, LLC, a Delaware limited liability company (“Haggen Operations”), Haggen Opco South, LLC, a Delaware limited liability company (together with Haggen Operations, “Seller”), and Smart & Final Stores LLC, a California limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”  Definitions of certain terms are set forth in Section 7.1.

WHEREAS, Seller is a debtor and debtor in possession in those certain bankruptcy cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), filed on September 8, 2015 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 15-11874 (as jointly administered, collectively, the “Chapter 11 Case”);

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein, and subject to higher and better offers as contemplated by the Bid Procedures Order (as defined herein), following the entry of the Sale Order (as defined herein) and subject to the terms and conditions thereof, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase, acquire and accept from Seller, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Assets (as defined herein), free and clear of all Liens (other than Permitted Liens), and Buyer shall assume from Seller the Assumed Liabilities (as defined herein), all as more specifically set forth herein and in the Sale Order; and

WHEREAS, the transactions contemplated by this Agreement and the other Transaction Documents are subject to the approval of the Bankruptcy Court and will be consummated pursuant to the Bid Procedures Order and the Sale Order to be entered in the Chapter 11 Case.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
ASSET PURCHASE; PURCHASE PRICE

Section 1.1                                   Purchase and Sale of Assets.

(a)                                 Sale of Assets.  Subject to the terms and conditions set forth herein and in the Bid Procedures Order and the Sale Order, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Assets”):

(i)                                     the Store Leases, together with (only to the extent of Seller’s interest therein) the Improvements located on or attached to the underlying real property, and all rights arising out of the ownership thereof, including all options, rights of first refusal and other rights, all Real Property Documents, and all of Seller’s rights, title and interest in, to and under all Real Property Documents;

(ii)                                  to the extent primarily related to the Store Properties, all easements and rights-of-way; all water rights; all rights, titles and interests in all strips and gores; all reciprocal easements; all alleys and the land laying in the bed of any street, road or right-of-way; all of Seller’s right, title and interest in, to and under any award made or to be made in lieu of, and in and to any unpaid award for, any taking by condemnation of, or any damages to, any Store Property; and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the landlord (including rights to ownership or use of such property) under the Store Leases;

(iii)                               [RESERVED]

(iv)                              each contract set forth in Section 1.1(a)(iv) of the Disclosure Schedule, including each Transferred Vendor Agreement and each agreement relating to Equipment (each, an “Assigned Contract”);

(v)                                 all third party guarantees, warranties and other similar agreements (collectively, the “Guarantees”) primarily related to the other Assets or the Assumed Liabilities;

(vi)                              all computer hardware, furniture, furnishings, signage, vehicles, appliances, refrigeration systems, equipment, machinery, point-of-sale hardware (including cash registers, dyna-key keyboards, computers, screens, card readers, in-lane scales and check-stands), tooling, parts, rolling stock, carts, 2-wheelers, u-boats, shelving, end caps, checkstands, produce fixtures, bag holders, scales and other tangible personal property owned or leased by Seller and primarily related to the other Assets, together with all rights against the manufacturers or suppliers of any of the foregoing (collectively, the “Equipment”);

(vii)                           to the extent permitted under applicable Law, all files, documents, instruments, papers, computer files and records and all other books and records of Seller in any form or media, in each case primarily related to the other Assets or the Assumed Liabilities (collectively, the “Files and Records”);

(viii)                        all Deposits and Prepaid Expenses;

(ix)                              to the extent transferrable, all Permits and licenses and all pending applications therefor, in each case, primarily related to the other Assets, including all Type 21 Distilled Spirits Liquor Licenses (or in the case of Store Properties located in the state of Nevada, the comparable distilled spirits liquor license) primarily related to the Store Properties (collectively, to the extent transferable, the “Liquor Licenses”);

(x)                                 subject to the rights of any landlord under the Store Leases, all insurance proceeds actually received by Seller (whether before or after the Effective Time) in respect of any damage to, or loss of, any of the Assets, to the extent such damage or loss has not been repaired or restored at the Effective Time;

(xi)                              all Claims arising under Sections 544, 545, 547, 548 or 553 of the Bankruptcy Code or similar state Laws against (A) any counterparties to the Assigned Contracts or Store Leases, in each case in their respective capacities as such, or (B) any vendors or service providers for the Store Properties or the Business, in each case in their respective capacities as such; and

(xii)                           other than the assets, properties and rights described in Section 1.1(b)(i)-(xxii), all other assets, properties and rights that are otherwise primarily related to the Store Properties.

All of the Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all Liens (other than Permitted Liens), whether arising before or after the Petition Date.

(b)                                 Excluded Assets.  Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling, transferring or assigning, any other assets or properties of Seller other than the Assets, and all such other assets and properties shall be excluded from the Assets (such other assets and properties, the “Excluded Assets”).  Subject to Section 1.1(a), the Excluded Assets shall include the following assets and properties of Seller:

(i)                                     any signs or personal property which contain the name (or trade derivative thereof) or logo of Seller, including all uniforms supplied to Seller’s employees;

(ii)                                  all undeposited or uncollected checks and food stamps;

(iii)                               accounts receivable relating to the Store Properties or the operation of the Business through the Effective Time, including delinquent rent payments, tenant reimbursements, refunds of insurance premiums, credit and debit card receivables, and WIC/SNAP accruing to, or held for, the benefit of Seller (collectively, the “Accounts Receivable”);

(iv)                              all Intellectual Property owned by or licensed to Seller (except pursuant to any contract that is an Asset), including trademarks, service marks, trade names, and similar intangibles including any right to use, or interest in, any of the name of Seller or any Affiliate thereof, or any similar name or intangible registered or licensed to any of the foregoing, or any trade names used by Seller or any Affiliate thereof (except pursuant to any contract that is an Asset) and all goodwill of Seller and its Affiliates;

(v)                                 claims, rebates, refunds and other general intangibles arising from the operation of the Store Properties prior to the Effective Time;

(vi)                              all refunds and credits of Taxes attributable to the Store Properties or the Assets for any Pre-Closing Tax Period;

(vii)                           all Inventory;

(viii)                        all Pharmacy Assets;

(ix)                              all casualty insurance, title insurance, liability insurance and other insurance policies of Seller and its Affiliates and claims or proceeds thereunder, except to the extent such proceeds are Assets pursuant to Section 1.1(a)(x);

(x)                                 any and all rights to any software used in any computer equipment included in the Assets;

(xi)                              the books and business records of Seller primarily relating to assets and liabilities of Seller other than the Assets and the Assumed Liabilities;

(xii)                           the books and business records of Seller relating to (A) employees, independent contractors and other personnel of Seller, including employee manuals, employee handbooks and employee personnel records, and instructional, promotional and educational materials, or (B) corporate, chain-wide or division-level operations, policies, or plans, including the following: policy, compliance and procedures manuals; internal audit reports and any information, books, records or files (whether in writing or electronic format) concerning the financial performance, strategic plans, budgets, forecasts, projections, or competitive or capital spending analysis of excluded operations;

(xiii)                        other than any lease, sublease, concessionaire agreement, license, sublicense, other occupancy contract relating to the installation, use or operation of ATM or similar banking machines, in-store banking facilities, in-store medical clinics, photo-finishing equipment, Starbucks or other coffee vendor, or slot machines or other gaming devices at the Store Properties or as part of the operations of the Store Properties (and any interest of Seller or any of its Affiliates in such equipment) (collectively, “In-Store Vendor Agreements”), except to the extent assignment of such In-Store Vendor Agreement to Buyer is required by the terms of such agreement (any such assigned agreement, a “Transferred Vendor Agreement”); provided, however, that Buyer shall allow each bank operating ATMs or other in-store banking facilities and licensees of any kind to continue to operate in the relevant Store Property for up to 60 days (or such greater time as required by Law) after receipt of notice from Seller informing each such bank or licensee of the transfer of the relevant Store Property to Buyer (the “Bank Notices”);

(xiv)                       all cash and cash equivalents, bank accounts and securities of Seller;

(xv)                          all contracts of Seller other than (A) the Store Leases, (B) the Assigned Contracts and (C) any other contract that is an Asset;

(xvi)                       the rights which accrue or will accrue to Seller under the Transaction Documents;

(xvii)                    all trucks, vans, automobiles, rail trucks and sea containers;

(xviii)                 all point-of-sale and check cashing software;

(xix)                       all customer data and information;

(xx)                          all property which, upon installation thereof, under the relevant Store Lease becomes the property of the landlord thereunder;

(xxi)                       all Benefit Plans, and all funding vehicles and assets attributable thereto; and

(xxii)                    all equity or other ownership interests in any entity.

(c)                                  Assumption of Certain Liabilities.  On and subject to the terms and conditions of this Agreement and the Sale Order, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all of the following Liabilities (other than the Excluded Liabilities) (collectively, the “Assumed Liabilities”):

(i)                                     all Liabilities (other than with respect to Taxes, it being understood that the Assumed Liabilities with respect to Taxes are set forth in Section 1.1(c)(iii)) arising out of or relating to the operation of the Business or the ownership of the Assets after the Effective Time, including any Liabilities of Buyer in respect of the Adjustment Amount;

(ii)                                  all Liabilities arising under or relating to the Store Leases and the Assigned Contracts, in each case after the Effective Time;

(iii)                               all Liabilities for Taxes relating to the Store Properties and the Assets for any Post-Closing Tax Period; and

(iv)                              all other Liabilities of Buyer under this Agreement or any other Transaction Document.

(d)                                 Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, Buyer shall not assume, and shall not be obligated to assume or pay, perform or discharge, and Seller shall retain, pay, perform and discharge, any Liabilities of Seller that are not Assumed Liabilities (such excluded Liabilities, collectively, the “Excluded Liabilities”).  Without limiting the foregoing, Excluded Liabilities includes all Liabilities for Taxes (i) of Seller and its Affiliates and (ii) relating to the Assets or the Store Properties for any Pre-Closing Tax Period.

Section 1.2                                   Purchase Price; Deposit.

(a)                                 The aggregate consideration (collectively, the “Purchase Price”) to be paid by Buyer for the Assets, in addition to the assumption of the Assumed Liabilities, shall be the Final Purchase Price.

(b)                                 Prior to the entry of the Bid Procedures Order, Buyer and Seller shall enter into an escrow agreement, in form and substance reasonably acceptable to Buyer and Seller (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Escrow Agreement”), with a bank or trust company approved by Buyer and Seller, which approval shall not be unreasonably withheld, conditioned or delayed (the “Escrow Agent”).  Promptly following the entry by the Bankruptcy Court of the Bid Procedures Order, Buyer shall deposit $5,600,000.00 (the “Buyer Deposit”) with the Escrow Agent by wire transfer of immediately available funds.  The Escrow Agent shall hold the Buyer Deposit in a segregated account (the “Escrow Account”) pursuant to the terms hereof and of the Escrow Agreement.  At the Closing, Buyer and Seller shall instruct the Escrow Agent to deliver the Initially Released Amount to Seller by wire transfer of immediately available funds into an account designated by Seller.  The remaining amount of the Buyer Deposit shall become payable, and shall be paid, to Seller or Buyer, as applicable, in accordance with the terms of the Escrow Agreement and Section 1.5.  If this Agreement is validly terminated prior to the Closing, the Buyer Deposit shall be released and distributed to Buyer or Seller, as applicable, in accordance with the terms of the Escrow Agreement and Section 6.4 hereof.  Under no circumstances shall any portion of the Buyer Deposit be deemed to be property of Seller’s Chapter 11 estate under Section 541 of the Bankruptcy Code unless and until such portion is delivered or required to be delivered to Seller in accordance with the terms hereof.

Section 1.3                                   Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. Los Angeles, California time on the third (3rd) Business Day following the satisfaction or (to the extent permitted) waiver of the conditions set forth in ARTICLE 5 (excluding those conditions that, by their terms, cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree; provided, that the Closing shall not occur prior to the earlier of (a) November 25, 2015 and (b) the date the Liquidation Sale shall have concluded.  The Closing shall be effective as of 12:01 a.m. Los Angeles, California time (the “Effective Time”) on the day of the Closing (the “Closing Date”).

Section 1.4                                   Closing Actions and Deliveries.

(a)                                 At least three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its good faith estimate of the Property Condition Adjustment, together with reasonable evidence supporting such estimate.  At least two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth (i) Seller’s good faith estimates of the Adjustment Amount and Buyer’s and Seller’s respective portions of the Personal Property Tax Proration, the Real Property Tax Proration, the Utility Proration (based on Seller’s most recent utility bills for such services), the Tenant Expense Proration, the Asset Adjustment Amount and the Cure Costs, in each case as of the Closing Date (the “Estimated Adjustment Amount”), together with reasonable evidence supporting such estimates (including the Hilco Equipment List), and (ii) the Closing Cash Consideration based on the foregoing.

(b)                                 On the Closing Date, Seller shall deliver to Buyer:

(i)                                     a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”), duly executed by Seller, transferring the tangible personal property included in the Assets to Buyer;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to, and assumption by, Buyer of all of the Assets and the Assumed Liabilities;

(iii)                               with respect to each Store Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by the Seller party to such Store Lease, effecting the assignment to, and assumption by, Buyer of each such Store Lease;

(iv)                              a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller;

(v)                                 a certificate of the secretary of Seller certifying to (A) Seller’s certificate of formation and limited liability company agreement (or similar governing documents), (B) the adoption of resolutions of Seller approving the transactions contemplated hereby and by each of the other Transaction Documents to which Seller is a Party, and (C) the incumbency of the officers signing this Agreement and other Transaction Documents to which Seller is a party on behalf of Seller (together with their specimen signatures);

(vi)                              the Seller’s Closing Certificate;

(vii)                           a certified copy of the Sale Order as entered by the Bankruptcy Court; and

(viii)                        such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

(c)                                  On the Closing Date, Buyer shall deliver to Seller:

(i)                                     the Closing Cash Consideration by wire transfer of immediately available funds to the account(s) specified in writing by Seller at least three (3) Business Days prior to the Closing Date;

(ii)                                  the Bill of Sale, the Assignment and Assumption Agreement and each Assignment and Assumption of Lease, each duly executed by Buyer;

(iii)                               a certificate of the secretary of Buyer certifying to (A) Buyer’s articles of organization and limited liability company agreement (or similar governing documents), (B) the adoption of resolutions of Buyer approving the transactions contemplated hereby and by each of the other Transaction Documents to which Buyer is a party, and (C) the incumbency of the officers signing this Agreement and other Transaction Documents to which Buyer is a party on behalf of Buyer (together with their specimen signatures);

(iv)                              the Buyer’s Closing Certificate; and

(v)                                 such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

Section 1.5                                   Purchase Price Adjustment.

(a)                                 The following items, for the pertinent time periods, shall be adjusted and shall be added to (in the case of amounts to be paid by Buyer) or deducted from (in the case of amounts to be paid by Seller) the Purchase Price, as the case may be, (an amount equal to the sum of such additions (which shall be expressed as positive numbers in such calculation) and deductions (which shall be expressed as negative numbers in such calculation), which may be a positive or negative number, the “Adjustment Amount”):

(i)                                     personal property Taxes associated with the Assets that are imposed on a periodic basis and are required to be paid for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be prorated as of the Closing Date between Buyer and Seller as follows: Seller shall bear the proportion of, and shall have the sole responsibility for, such Taxes equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable Tax period through and including the Closing Date and the denominator of which is the number of days in the entire applicable Tax period, and Buyer shall be responsible for the remainder (the “Personal Property Tax Proration”);

(ii)                                  the real property Taxes and assessments including commercial rent Taxes, ad valorem, sewer rents, business improvement district, license, intangibles and other similar Taxes (including any similar personal property Taxes, to the extent not included in the calculation of the Personal Property Tax Proration) required to be paid by Seller pursuant to the Store Leases shall be prorated as of the Closing Date between Buyer and Seller as follows: Seller shall bear the proportion of, and shall have the sole responsibility for, such real property Taxes equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable Tax period through and including the Closing Date and the denominator of which is the number of days in the entire applicable Tax period, and Buyer shall be responsible for the remainder (the “Real Property Tax Proration”);

(iii)                               [RESERVED]

(iv)                              Seller shall use commercially reasonable efforts to obtain final meter readings for utilities at the Store Properties as of the Closing Date and shall pay for all utilities through the Closing Date; provided, that if Seller shall not have paid for any utilities at any Store Property through the Closing Date, then the amount of any such utilities shall be prorated as of the Closing Date between Seller and Buyer (based on Seller’s most recent utility bills for such services), as follows: Seller shall bear the proportion of, and shall have the sole responsibility for, such utilities equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable utility period through and including the Closing Date and the denominator of which is the number of days in the entire applicable utility period, and Buyer shall be responsible for the remainder (the “Utility Proration”);

(v)                                 without duplication of the above, Seller shall use commercially reasonable efforts to pay all amounts payable by Seller as tenant under the Store Leases,

including rents, fees, common area maintenance costs and Prepaid Expenses, through the Closing Date; provided, that if Seller shall not have paid any such amounts through the Closing Date, then such amounts shall be prorated as of the Closing Date between Seller and Buyer, as follows: Seller shall bear the proportion of, and shall have the sole responsibility for, such amounts equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable payment period under the Store Leases through and including the Closing Date and the denominator of which is the number of days in the entire applicable payment period under the Store Leases, and Buyer shall be responsible for the remainder (the “Tenant Expense Proration”);

(vi)                              the Purchase Price shall be decreased by an amount equal to the replacement cost (as determined by Buyer and reasonably acceptable to Seller) of all items of Equipment on the Hilco Equipment List (the “Asset Adjustment Amount”);

(vii)                           the Purchase Price shall be decreased by the amount of the Property Condition Adjustment; and

(viii)                        the Purchase Price shall be increased by the amount of Cure Costs (other than any Cure Costs for the Store Leases, for which Seller shall have sole responsibility) in excess of $1,000,000.

(b)                                 Within twenty-five (25) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its revised good faith calculation of the Property Condition Adjustment and the resulting Closing Cash Consideration based on such revised calculation (the “Revised Closing Cash Consideration”).  If Seller disputes any amounts as shown on such statement, Seller shall deliver to Buyer, within ten (10) Business Days after receipt thereof, a notice setting forth Seller’s good faith calculation of the Property Condition Adjustment and describing in reasonable detail the basis for its determination of such different amount.  If Seller does not deliver such a notice to Buyer within such ten (10) Business Days period, the calculation of the Property Condition Adjustment delivered by Buyer pursuant to this clause (b) shall be deemed to be the final calculation of the Property Condition Adjustment and conclusive and binding on the Parties.  Any item in such statement not specifically objected to by Seller shall be final, conclusive and binding on the Parties.  The Parties shall use commercially reasonable efforts to resolve any such differences prior to delivery of the Dispute Notice.  If the Parties resolve such differences, the calculation of the Property Condition Adjustment agreed to by the Parties shall be deemed to be the final calculation of the Property Condition Adjustment and conclusive and binding on the Parties.  If the Parties do not reach a final resolution on the calculation of the Property Condition Adjustment within ten (10) Business Days after delivery by Seller to Buyer of a dispute notice under this Section 1.5(b), the terms and conditions of Section 1.5(d) shall apply, mutatis mutandis.  Otherwise:

(i)                                     If the Revised Closing Cash Consideration is less than the Closing Cash Consideration, the Parties shall deliver joint written instructions to the Escrow Agent to pay to Buyer, from the Escrow Account, an amount equal to the lesser of (A) such difference and (B) the Property Condition Escrow Amount.  If any portion of the Property Condition Escrow Amount remains in the Escrow Account following such payment, the Parties shall deliver joint written instructions to the Escrow Agent to deliver such remaining amount to Seller.  If the amount determined pursuant to the first sentence of this clause (i) is greater than the Property Condition Escrow Amount, Seller shall promptly pay to Buyer an amount in cash equal to the amount of such excess.

(ii)                                  If the Revised Closing Cash Consideration is equal to or greater than the Closing Cash Consideration, the Parties shall deliver joint written instructions to the Escrow Agent to deliver the Property Condition Escrow Amount to Seller.

During the period commencing on the date Seller receives the statement referenced in the first sentence of this clause (b) and ending on the date upon which the Property Condition Adjustment is finalized, Buyer will, and will cause its Representatives to, provide Seller and its authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the premises, properties, contracts, books and records related to the Store Properties and the Assets to the extent necessary in connection with Seller’s review and calculation of the Property Condition Adjustment.

(c)                                  Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its good faith calculations of (i) the Adjustment Amount, (ii) Buyer’s and Seller’s respective portions of the Personal Property Tax Proration, the Real Property Tax Proration, the Utility Proration, the Tenant Expense Proration, the Property Condition Adjustment, the Asset Adjustment Amount and the Cure Costs, and (iii) the resulting Final Purchase Price.

(d)                                 If Seller disputes any amounts shown on the Closing Statement, Seller shall deliver to Buyer within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Seller’s calculation of such amounts and describing in reasonable detail the basis for the determination of such different amounts.  If Seller does not deliver a Dispute Notice to Buyer within such thirty (30) day period, the Closing Statement prepared and delivered by Buyer shall be deemed to be the “Final Closing Statement” and conclusive and binding on the Parties.  Any item not specifically objected to by Seller in the Dispute Notice shall be final, conclusive and binding on the Parties.  The Parties shall use commercially reasonable efforts to resolve any such differences within a period of thirty (30) days after Seller has delivered the Dispute Notice.  If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement and conclusive and binding on the Parties.  If Buyer and Seller do not reach a final resolution on the Closing Statement within thirty (30) days after Seller has delivered the Dispute Notice, unless Buyer and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Buyer, Seller and the Neutral Accountant (which Buyer and Seller agree to execute promptly), in the manner provided below.  The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Buyer and Seller shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Buyer, Seller and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Buyer and

Seller and determine the amounts to be set forth on the Final Closing Statement within twenty (20) days after the engagement of the Neutral Accountant.  The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein.  The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes.  The fees and expenses of the Neutral Accountant shall be allocated between the Parties based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Neutral Accountant.  Nothing in this Section 1.5(d) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution the Disputed Items; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Buyer and Seller.  Each Party will make reasonably available to the other Party and its accountants and other representatives the financial records of such Party used to prepare its calculations of the Disputed Items, at reasonable times during the period beginning on the date Buyer delivers the Closing Statement to Seller and ending on the date when the Final Closing Statement shall have been finalized.

Promptly, but no later than five (5) Business Days after the Final Purchase Price has been finally determined pursuant to this Section 1.5:

(i)                                     If the Final Purchase Price is less than the sum of the Prior Consideration plus the Final Deposit Amount, the Parties shall deliver joint written instructions to the Escrow Agent to pay to Buyer, from the Escrow Account, an aggregate amount equal to (A) the sum of the Prior Consideration plus the Final Deposit Amount minus (B) the Final Purchase Price.  If any portion of the Final Deposit Amount remains in the Escrow Account following such payment, the Parties shall deliver joint written instructions to the Escrow Agent to deliver such remaining amount to Seller.  If the amount determined pursuant to the first sentence of this clause (i) is greater than the Final Deposit Amount, Seller shall promptly pay to Buyer an amount in cash equal to the amount of such excess.

(ii)                                  If the Final Purchase Price is equal to or greater than the sum of the Prior Consideration plus the Final Deposit Amount, (A) the Parties shall deliver joint written instructions to the Escrow Agent to deliver the Final Deposit Amount to Seller and, (B) to the extent such amount exceeds the Final Deposit Amount, Buyer shall promptly pay to Seller an amount in cash equal to the amount of such excess.

(e)                                  Notwithstanding anything to the contrary contained herein, if the Personal Property Tax Proration, the Real Property Tax Proration, the Utility Proration or the Tenant Expense Proration cannot be finally determined at the time of the delivery of the Closing Statement because of the unavailability of the final amount of applicable Taxes, utilities or expenses at such time, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the delivery of the Final Closing Statement. Upon any such apportionment or reapportionment, Seller or Buyer (as the case may be) shall pay any amounts due to the other Party as a result thereof within thirty (30) days after written demand (accompanied by reasonable documentation that supports which payments, if any, have been made to a Governmental Entity, utility or landlord in respect of such Taxes, utilities or amounts under the Store Leases and the relevant period for such Taxes, utilities or amounts under the Store Leases).  Any dispute with respect to any such amount shall be resolved by the Neutral Accountant in accordance with procedures set forth in Section 1.5(d).

(f)                                   Any payments made pursuant to this Section 1.5 shall be treated as an adjustment to the Purchase Price by the Parties and shall be paid by wire transfer of immediately available funds to an account specified by Buyer or Seller or in the Escrow Agreement, as applicable.

Section 1.6                                   Allocation of Purchase Price.    Each of Buyer and Seller shall treat the acquisition by Buyer from Seller of the Assets as a taxable acquisition for United States federal, and all applicable state and local, income Tax purposes.  Within twenty (20) days following the date on which the Final Purchase Price has been determined pursuant to Section 1.5, Buyer shall deliver to Seller for its review a schedule setting forth the allocation of the Final Purchase Price (including any liabilities that are considered to be an increase to the Final Purchase Price for United States federal income Tax purposes) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such schedule, as may be amended as contemplated below in this Section 1.6, the “Allocation Schedule”).  The Allocation Schedule shall be deemed final and binding upon the Parties upon Seller’s approval thereof (which shall not be unreasonably withheld, conditioned or delayed).  The Parties shall cooperate in good faith to finalize the Allocation Schedule within 30 days after delivery of the initial draft of the schedule by Buyer to Seller.  If within such thirty (30) day period, the Parties are unable to reach agreement on a final Allocation Schedule, the Parties shall submit to the Neutral Accountant a notice setting forth in reasonable detail their proposed allocations.  The Neutral Accountant shall act as an arbitrator to determine only the unresolved items.  The Neutral Accountant shall be instructed to determine its best estimate of the Allocation Schedule based on the unresolved items and provide a written description of the basis for its determination of the allocations within thirty (30) days after the matter has been submitted to the Neutral Accountant, which written determination shall be final and binding and shall become the Allocation Schedule.  The fees and expenses of the Neutral Accountant shall be allocated pursuant to the same methodology described in Section 1.5(d).  The Parties agree to file (or cause to be filed) (i) all required federal Forms 8594, Asset Acquisition Statement under Section 1060 and (ii) all other Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with the Allocation Schedule.  The Parties shall refrain from taking any position that is inconsistent with the Allocation Schedule, and to use their commercially reasonable efforts to sustain such Allocation Schedule in any subsequent Tax audit or Tax dispute.  The Parties shall promptly inform one another of any challenge by any Governmental Entity to the Allocation Schedule and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 1.7                                   Withholding.  Notwithstanding anything herein to the contrary, Buyer may deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code or the Treasury Regulations promulgated thereunder, or any applicable provision of state, local or foreign Tax

Law.  To the extent that amounts are so withheld by Buyer and paid over to the proper Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made by Buyer.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 2.1                                   Organization and Qualification.

(a)                                 Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Subject to the necessary authority from the Bankruptcy Court, Seller has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b)                                 Subject to the necessary authority from the Bankruptcy Court, Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

Section 2.2                                   Authority and Enforceability.

(b)                                                         Subject to the entry of the Sale Order, Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by each of the other Transaction Documents have been duly authorized by all necessary action on the part of Seller.  Subject to the entry of the Sale Order, this Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller, except for such Transaction Documents that are required by the terms hereof to be executed and delivered by Seller after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Seller at or prior to the Closing, and each Transaction Document constitutes, or will constitute, as the case may be, a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.3                                   Consents and Approvals; No Violations.

(a)                                 Except (i) as set forth in Section 2.3(a) of the Disclosure Schedule, (ii)  as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its

Affiliates and (iii) for entry of the Bid Procedures Order and the Sale Order (in each case, including any filings or notices required thereunder or in connection therewith), no material filing with or material notice to, and no material permit, authorization, Consent or approval of, or material Order of, any court or tribunal or administrative, governmental, regulatory or taxing authority, body or agency, commission or stock exchange (a “Governmental Entity”) or any other Person is necessary for the execution and delivery by Seller or any of its Affiliates of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(b)                                 Subject to the entry of the Sale Order and any other order(s) necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which Seller is a party by Seller nor the consummation by Seller of the transactions contemplated hereby or by any of the other Transaction Documents to which Seller is a party will conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the Assets (other than Permitted Liens) under, (i) the certificate of formation or limited liability company agreement (or similar governing documents) of Seller, (ii) except as set forth in Section 2.3(b) of the Disclosure Schedule, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (iii) any Order or Law applicable to Seller or any of its Affiliates or any of their respective properties or assets.

Section 2.4                                   Litigation.  Except as set forth in Section 2.4 of the Disclosure Schedule and other than the Chapter 11 Case, there is no Legal Proceeding (excluding union grievances and other Legal Proceedings related to unions, collective bargaining agreements or labor practice agreements) pending or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates related to any Store Property or Asset or the Business, or that challenges the validity or enforceability of any Transaction Document or seeks to enjoin or prohibit consummation of the transactions contemplated thereby.  Except as disclosed in Section 2.4 of the Disclosure Schedule and other than in connection with the Chapter 11 Case, Seller is not subject to any material outstanding Order related to any Store Property or that would prevent or materially delay Seller’s ability to consummate the transactions contemplated by any Transaction Document or perform in any material respect its obligations thereunder.

Section 2.5                                   Compliance with Laws; Permits.

(a)                                 Seller is in compliance, in all material respects, with all applicable Laws and Orders which apply to the conduct of the Business.

(b)                                 Seller is in compliance in all material respects with all material Permits held, used or intended to be used by Seller, or otherwise required, in connection with or related to the Business, including Liquor Licenses and all Permits required pursuant to any Environmental, Health, and Safety Requirements, and all applications for any such Permits that are in process on the date hereof.  Each such Permit is in full force and effect and has not expired. Seller has not received any notice from any Governmental Entity or issuer of any such Permit with respect to the revocation, suspension, restriction, limitation or termination thereof nor is there any Legal Proceeding pending or, to Seller’s Knowledge, threatened, the object of which is to revoke, restrict, limit or terminate any such Permit. Seller and its Affiliates are not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any such Permit.

(c)                                  Seller has no Knowledge of any fact, circumstance or Law that would prohibit the transfer of any Liquor License by Seller to Buyer hereunder.

Section 2.6                                   Environmental, Health, and Safety Matters.

(a)                                 Except as set forth in the Executive Summary and the Findings and Conclusions sections of the reports listed in Section 2.6(a) of the Disclosure Schedule, or in Section 2.6(b), Item 1 of the Disclosure Schedule, Seller is in compliance in all material respects with Environmental, Health, and Safety Requirements (including obtaining all permits and licenses required thereunder) applicable to the Assets.

(b)                                 Except as set forth in Section 2.6(b), Item 1 of the Disclosure Schedule, Seller has received no written notice, report or other information from any Governmental Authority regarding any material violation of Environmental, Health, and Safety Requirements relating to any of the Assets.

(c)                                  Except as set forth in the Executive Summary and the Findings and Conclusions sections of the reports listed in Section 2.6(a) of the Disclosure Schedule, or in Section 2.6(b), Item 1 of the Disclosure Schedule, there has been no release of hazardous materials, substances or wastes on, at, under or from any of the Store Properties, or any of the Improvements thereon, in quantities or circumstances that would reasonably be likely to result in material Liability to Seller arising under or pursuant to any Environmental, Health, and Safety Requirement.

(d)                                 Seller has delivered or made available to Buyer: (i) copies of all material final reports, assessments, audits or tests which were prepared by Seller or on Seller’s behalf with respect to compliance of the Assets with any applicable Environmental, Health, and Safety Requirements, (ii) copies of all material documents related to the release of hazardous materials, substances or wastes on, at, under or from the Store Properties, (iii) copies of all material notices of violation, orders or decrees with respect to compliance of the Assets with any applicable Environmental, Health, and Safety Requirements, (iv) a list of all material Permits required under applicable Environmental, Health, and Safety Requirements for the use of the Store Properties or operation of the Business and (v) copies of all material documents and agreements related to any Legal Proceedings arising under or pursuant to any Environmental, Health, and Safety Requirement that have been asserted, or which are pending or threatened against Seller or any of its Affiliates relating to any Store Property, in each case in clauses (i) through (v) of this clause (d), which are in Seller’s or any of its Affiliates’ possession, custody or control.

(e)                                  As used herein, “Environmental, Health, and Safety Requirements” shall mean all Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

Section 2.7                                   Brokers.  Except as set forth in Section 2.7 of the Disclosure Schedule, no broker, finder or investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement or by any of the other Transaction Documents based upon arrangements made by and on behalf of Seller.

Section 2.8                                   Real and Personal Property.

(a)                                 Section 2.8(a) of the Disclosure Schedule sets forth each Store Lease.  Except as set forth in Section 2.8(a) of the Disclosure Schedule, each Store Lease and the Master Lease is in full force and effect and is valid and binding on Seller and, to Seller’s Knowledge, on the other parties thereto.  Except as set forth in Section 2.8(a) of the Disclosure Schedule and except as a result of the filing of the Chapter 11 Case, Seller and, to Seller’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Store Lease and the Master Lease.  Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting any Store Property or (ii) zoning, building code or other moratorium proceedings which would reasonably be expected to materially and adversely affect the ability to operate the Store Properties as currently operated. As of the date hereof, neither the whole nor any material portion of any Store Property has been damaged or destroyed by fire or other casualty.  Except as set forth in Section 2.8(a) of the Disclosure Schedule, Seller has not received any notice of termination of any Store Lease or the Master Lease nor, to Seller’s Knowledge, has any Person threatened to terminate any Store Lease or the Master Lease.

(b)                                 As of the date hereof, Seller owns or holds under valid leases all material tangible personal property necessary for the conduct of the Business, subject to no lien except for (i) liens identified in Section 2.8(b) of the Disclosure Schedule, (ii) liens for Taxes that are not yet due and payable, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money liens, (vi) minor irregularities of title which do not materially detract from the value or use of such property, (vii) liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property, and (viii) liens which do not materially impair the value of any material portion of the Assets as a whole (“Permitted Liens”).

(c)                                  Seller directly (i) owns or holds under valid leases all of the assets, properties and rights described in Section 1.1(a)(i)-(xii) and (ii) owns all Equipment other than certain cooking oil recycling Equipment set forth in Section 2.8(c) of the Disclosure Schedule.  Subject to Bankruptcy Court approval, obtaining the Consents set forth in Section 2.3(a) of the

Disclosure Schedule and the terms of each Store Lease, Seller has the power and right to sell, assign and transfer to Buyer, and upon consummation of the transactions contemplated by the Transaction Documents, Buyer will acquire good and marketable title to, all of such assets, properties and rights, free and clear of all Liens (other than Permitted Liens).

Section 2.9                                   Taxes.  Seller has timely filed with the appropriate taxing authorities all Tax Returns with respect to the Assets and the Store Properties that it has been required to file and all such Tax Returns are true, correct, and complete in all material respects.  All Taxes owed by Seller with respect to the Assets, including any Taxes with respect to the Store Properties to the extent required to be paid by Seller, as tenant, under any Store Lease (whether or not shown or required to be shown on any Tax Return) have been timely paid.  There are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  Seller and/or its Affiliates have (a) withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, equity holder or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (b) not received any Claims in writing concerning any material Tax Liability of Seller with respect to the Business, Assets or Store Properties and there are no pending or threatened assessments for Taxes with respect to any of the Assets or Store Properties.

Section 2.10                            Contracts.

(a)                                 Section 2.10(a)(i) of the Disclosure Schedule sets forth a list of all contracts (other than Store Leases) that are Assets.  True and correct copies of each such written contract (and the descriptions of material terms of each such oral contract) have been made available to Buyer prior to the date hereof.  Each such contract is in full force and effect and is a valid and binding obligation of Seller or its Affiliates and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto.  Except as a result of the filing of the Chapter 11 Case or as set forth in Section 2.10(a)(ii) of the Disclosure Schedule, neither Seller nor any of its Affiliates is in material breach of any such contract or in material default thereunder.  Except as a result of the filing of the Chapter 11 Case or as set forth in Section 2.10(a)(ii) of the Disclosure Schedule, none of Seller nor, to Seller’s Knowledge, any other party to any such contract, is in, or, has received notice of any, material violation of or material default under (including any condition that with the passage of time or the giving of notice would cause such a material violation or material default) any such contract, and, to Seller’s Knowledge, except as a result of the filing of the Chapter 11 Case or as set forth in Section 2.10(a)(ii) of the Disclosure Schedule, no event or circumstance has occurred that, with notice or lapse of time or both, would be reasonably likely to constitute a material breach of any such contract or a material default thereunder.  No party to any such contract has provided written notice to any other party thereto of its intent to cancel or terminate such contract, and none of Seller or any of its Affiliates has waived or failed to enforce any right or benefit under any such contract in a manner that would be reasonably likely to materially affect Seller’s material rights under any such contract following the Effective Time.

(b)                                 Section 2.10(b)(i) of the Disclosure Schedule sets forth a list of each collective bargaining agreement and other labor practice agreement, applicable to Persons employed by Seller or its Affiliates at any Store Property, and identifies the Store Property to which each such agreement relates.  Seller has delivered or made available to Buyer copies of all such agreements.  Section 2.10(b)(ii) of the Disclosure Schedule sets forth Seller’s good faith estimate of all the Cure Costs for contracts included in the Assets other than Store Leases.

Section 2.11                            No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) or in any other Transaction Document, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer and its representatives (including any information, documents or material made available to Buyer in any electronic data room, management presentations or in any other form in expectation of the transactions contemplated hereby or by any of the other Transaction Documents) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1                                   Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to carry on its business as presently conducted.

Section 3.2                                   Authority.  Buyer has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by each of the other Transaction Documents  to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equityholders) on the part of Buyer is necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer, except for such Transaction Documents that are required by the terms hereof to be executed and delivered by Buyer after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Buyer at or prior to the Closing, and each Transaction Document constitutes, or will constitute, as the case may be, a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.3                                   Consents and Approvals; No Violations.  No material filing with or material notice to, and no material permit, authorization, Consent or approval of, or material

Order of, any Governmental Entity is necessary for the execution and delivery by Buyer or any of its Affiliates of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby and thereby.  Neither the execution, delivery and performance by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or by any of the other Transaction Documents to which Buyer is a party will conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien under, (a) the certificate or articles of formation or bylaws (or similar governing documents) of Buyer, (b) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) any Law or Order applicable to Buyer or any of Buyer’s Affiliates or any of their respective properties or assets.

Section 3.4                                   Brokers.  Other than Citigroup Global Markets, Inc., no broker, finder or investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated hereby or by any of the other Transaction Documents based upon arrangements made by and on behalf of Buyer.

Section 3.5                                   Litigation.  Buyer is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.6                                   Sufficiency of Funds.  Buyer has and will have at Closing sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 3.7                                   Solvency.  Assuming the (i) accuracy in all material respects of the representations and warranties of Seller set forth in the Transaction Documents (without giving effect to any “materiality,” “Seller Material Adverse Effect,” “Knowledge” or “knowledge” qualifiers included therein) and (ii) performance in all material respects by Seller of its obligations under the Transaction Documents, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.  In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 3.8                                   Acknowledgement by Buyer.  Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of Seller and the Store Properties.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in this Agreement and in the other Transaction Documents.

ARTICLE 4
COVENANTS

Section 4.1                                   Taxes.

(a)                                 All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (including any penalties, interest, additions to Tax and costs and expenses relating to such Taxes, but excluding any transfer gains Taxes or Taxes in the nature of an income Tax, franchise Tax or excise Tax), whether for real or personal property (collectively, “Transfer Taxes”), in connection with the transactions contemplated under this Agreement shall be borne 50% by Buyer and 50% by Seller.  The Party that is required by applicable Law to file any Tax Returns in connection with any such Taxes shall timely prepare and file all Tax returns and other filings with respect thereto. Buyer and Seller will cooperate with each other in the preparation of any such Tax Returns or other filings and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes.

(b)                                 Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance relating to the Assets and Store Properties as is reasonably necessary for (i) the preparation and filing of any Tax Return, (ii) the preparation for and proof of facts during any Tax audit, (iii) the preparation for any Tax protest, (iv) the prosecution or defense of any Legal Proceeding relating to Tax matters and (v) the answer of any governmental or regulatory inquiry relating to Tax matters.

Section 4.2                                   Further Assurances.  If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 4.3                                   Preservation of Records; Cooperation.

(a)                                 For a period of two (2) years after the Closing Date, each Party shall preserve and retain all accounting and auditing books and records (and any material documents relating to any material governmental or non-governmental proceeding) relating to the conduct of the Business and operations of the Store Properties prior to the Closing Date, in each case in a manner consistent in all material respects with its document retention and destruction policies as in effect from time to time.

(b)                                 Each Party agrees to use commercially reasonable efforts to, and to cause its controlled Affiliates and successors to, cooperate with the other Party in the preparation for and prosecution or the defense of any Legal Proceeding arising out of or relating to any Store Property related to facts or circumstances that arose prior to the Closing, including by providing access to the books and records of the cooperating party relating to any such Legal Proceeding and making reasonably available any other information within the cooperating party’s control and persons needed as witnesses employed by the cooperating party, as reasonably needed for such defense and at reasonable times and upon reasonable advance notice.  Buyer shall provide Seller with reasonable access to Buyer’s books and records during normal business hours and upon reasonable advance notice to the extent required by the Bankruptcy Code, the Local Rules for the Bankruptcy Court, the Federal Rules of Bankruptcy Procedure or the Region 3 Operating Guidelines and Reporting Requirements for Chapter 11 Debtors and Trustees for the purpose of Seller’s administration of the Chapter 11 Case.  The requesting party shall reimburse the cooperating party for its reasonable actual out-of-pocket costs relating to its cooperation under this Section 4.3(b).

Section 4.4                                   Public Announcements; Confidentiality Agreement.

(a)                                 If any Party proposes to make any announcement or other disclosure relating to the existence or subject matter of this Agreement, the disclosing Party shall give the other Party prior notice of, and an opportunity to comment on, the proposed announcement or disclosure.

(b)                                 Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, Buyer covenants and agrees to keep confidential, in accordance with and subject to the provisions of such Confidentiality Agreement (to the extent such provisions are not in conflict or inconsistent with the provisions of this Agreement, including Section 4.4(a)), information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.4(b) shall nonetheless continue in full force and effect.

Section 4.5                                   Seller Employees.  As of the date of this Agreement, Buyer has not agreed to offer employment to any of Seller’s employees.  Buyer will make independent hiring decisions on terms and conditions of employment that Buyer will set.  Neither Buyer nor any of its Affiliates shall have any Liability to Seller, any of its Affiliates or any other Person with respect to any matter directly or indirectly relating to any such employees, including in respect of any hiring decisions of Buyer or any of its Affiliates.  Buyer shall not take assignment of or assume any Liability under or in connection with any collective bargaining agreements, labor practice agreements or any similar agreements that cover any current or former employees of Seller or any of its current or former Affiliates, including at any of the Store Properties.  Seller shall (a) provide all notices required by, and shall comply in all respects with, WARN, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, (b) provide all WARN notices within two (2) Business Days after the date hereof and (c) promptly after providing any such notice provide Buyer with a copy of such notice.

Section 4.6                                   Operation of Business; Access.

(a)                                 Except as (w) set forth in Section 4.6 of the Disclosure Schedule, (x) otherwise required or contemplated in this Agreement or (y) consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Seller shall (i) maintain the condition of the Assets, subject to ordinary wear and tear, (ii) not take any action that would reasonably be expected to result in any of the conditions set forth in ARTICLE 5 not being satisfied, (iii) not transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed any Lien (other than Permitted Liens) on any Assets, other than as is necessary for Seller to transfer any Excluded Assets, provided that any Asset transferred shall be returned to the applicable Store Property from which it was transferred prior to the Effective Time, (iv) not enter into any amendment to any (x) contract that is an Asset, including any of the Store Leases, or (y) the Master Lease (except as contemplated under Section 5.1(k)), and (v) use its commercially reasonable efforts to preserve the present relationships with the Store Properties’ respective landlords.  Without limiting the foregoing, except as (w) set forth in Section 4.6 of the Disclosure Schedule, (x) otherwise required or contemplated in this Agreement or (y) consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Seller shall not: (A) either (1) amend, modify, terminate, waive any rights under any contract that is an Asset, including any Store Lease or the Master Lease (except as contemplated under Section 5.1(k)), or (2) otherwise take any action not required by the terms of such contracts, the Store Leases or the Master Lease, in the case of this clause (2), that would result in any increase in any payments to be made by Buyer (or decrease in any payments to be made to Buyer) under such agreements; (B) except in the ordinary course of business, cancel or compromise any material Claim or waive or release any material right, in each case, that is related to any Asset; or (C) enter into any agreement to take any action prohibited by this Section 4.6(a).  Nothing herein shall restrict Seller’s ability to sell, liquidate, move, transfer, assign or take any other action with respect to Excluded Assets, including Inventory and Pharmacy Assets.

(b)                                 During the period commencing on the date hereof and ending on the Closing Date, Seller will, and will cause its controlled Affiliates, Representatives, officers, employees and auditors to, provide Buyer and its accountants, counsel and other authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the premises, officers, employees, properties, contracts, books and records related to the Store Properties and the Assets, and shall cause such Persons to otherwise reasonably cooperate with the conduct of due diligence by Buyer and its lenders and Representatives.

Section 4.7                                   No Shop and Alternative Transactions.

(a)                                 During the period from the date hereof to the entry of the Bid Procedures Order, Seller shall not, and shall cause its Representatives to not, directly or indirectly, solicit, initiate or encourage, or take any other action that facilitates any offer, inquiry or proposal concerning any Alternative Transaction.  Notwithstanding the foregoing, (i) during such period Seller may maintain its data site for the Store Properties and may respond to unsolicited inquiries and indications of interest and (ii) Buyer understands and agrees that Seller may seek approval from the Bankruptcy Court for global bidding procedures that are not inconsistent with the definition of “Bid Procedures Order” (“Global Bid Procedures”) in connection with the sale of its assets, which may include the Store Properties; provided, however, that any Order approving the Global Bid Procedures shall incorporate the terms required by this Agreement to be included in the Bid Procedures.

(b)                                 If, and only if, at any time following the entry of the Bid Procedures Order, Seller receives a bid or offer with respect to any Alternative Transaction (an “Alternative Transaction Bid”) that:

(i)                                     together with any other Alternative Transaction Bids meeting the requirements of this Section 4.7(b), provides for a cash purchase price greater than the sum of (A) the Initial Purchase Price, (B) the Break-Up Fee and (C) the absolute value of the Excluded Amount; and

(ii)                                  (A) includes at least ten (10) of the Store Properties and the assets and liabilities related to such Store Properties and (B) does not include any assets that are not Assets (any such Alternative Transaction Bid or group of Alternative Transaction Bids satisfying clauses (i) and (ii), a “Qualified Alternative Transaction Bid”);

then, subject to the terms and conditions of the Bid Procedures Order, Seller shall conduct an auction for any Assets subject to such Qualified Alternative Transaction Bid, and Buyer shall have the right to bid against any such Qualified Alternative Transaction Bid in connection with such auction.  Seller shall not accept any bid or offer or enter into any understanding or agreement, to sell or otherwise dispose of any of the Assets other than (x) pursuant to this Agreement or (y) pursuant to an agreement providing for the consummation of a Qualified Alternative Transaction Bid, which Qualified Alternative Transaction Bid is selected as the winning bid after an auction conducted in accordance with the Bid Procedures Order.  If any bid or offer includes any assets that are not Assets under this Agreement, Seller shall cause the bidder or offeror to separate its bid or offer into separate bids or offers, one including only the Assets and the other including only the assets other than the Assets.

(c)                                  If, prior to the date that the Bid Procedures Order is entered by the Bankruptcy Court, Seller offers stalking horse bid protections to a prospective purchaser with respect to ten (10) or more store properties (which store properties do not constitute Store Properties hereunder) that are more favorable to such prospective purchaser in any manner than the bid protections described in this Agreement and such bid protections are approved by an Order of the Bankruptcy Court (the “MFN Bid Protections”), Seller shall offer the MFN Bid Protections to Buyer, and if Buyer accepts any such MFN Bid Protections, the Parties shall promptly amend this Agreement accordingly.

(d)                                 The Bid Procedures Order and all other substantive motions and proposed orders submitted to the Bankruptcy Court in connection with the bid procedures for the auction of the Assets shall reflect the provisions of this Section 4.7.

Section 4.8                                   Reasonable Efforts; Further Assurances; Cooperation.

(a)                                 Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required approvals of Governmental Entities with jurisdiction over the transactions contemplated hereby and by the other Transaction Documents and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated hereby and by the other Transaction Documents to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof, and shall use its commercially reasonable efforts to cooperate with the other Party and its Representatives in connection with its obligations hereunder, including the following:

(i)                                     Each Party shall, as promptly as practicable, make all filings and submissions and shall use commercially reasonable efforts to (A) take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity, including the Bankruptcy Court, with jurisdiction over the transactions contemplated hereby and by the other Transaction Documents, (B) furnish to such Governmental Entity all information required for any such filing or submission, and (C) cooperate with the other Party in connection with any filing or submissions necessary, proper or advisable under applicable Laws to be made by such other Party.  Except for the Bid Procedures Motion and the Sale Motion, Seller shall furnish draft copies of all documents to be filed with the Bankruptcy Court related to this Agreement and the transactions contemplated hereby and by the other Transaction Documents at least two (2) Business Days before the date Seller anticipates filing such documents, and Seller shall incorporate all of Buyer’s reasonably requested comments to such documents; provided, that all provisions of any motions, applications and supporting papers prepared by Seller and relating to Buyer’s good faith determination to enter the transactions contemplated hereby (including forms of orders and notices to interested parties) to be filed on behalf of Seller after the date hereof shall be acceptable in form and substance to Buyer, in its sole discretion.

(ii)                                  Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 2.3(b) of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, in each case other than any Cure Costs required to be paid by Seller pursuant to this Agreement or the Sale Order.  Buyer shall use commercially reasonable efforts to provide to any landlord under a Store Lease, within two (2) Business Days after Buyer’s receipt of notice of such landlord’s request therefor, copies of publicly available financial statements, organizational charts and any other information reasonably requested by any such landlord in connection with Seller’s request for any consent with respect thereto.

(iii)                               In the event any Legal Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (A) cooperate and use commercially reasonable efforts to defend against such Legal Proceeding, (B) in the event an injunction or other Order is issued in any such Legal Proceeding, use commercially reasonable efforts to have such injunction or other Order lifted, and (C) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(b)                                 Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer obtaining all Permits required to be obtained by it to own the Assets and operate the Store Properties and shall cooperate with Buyer to secure from the applicable

Governmental Entity consent to the issuance of any necessary temporary or provisional Permits required for Buyer’s ownership of the Assets and operation of the Store Properties following the Closing. Buyer and Seller shall cooperate and each of them shall comply with and carry out all commercially reasonable requirements, demands, requests, rules, and regulations of the local issuing authority, so as to expedite the approval of the issuance of such Permits. In connection with the foregoing, Seller shall, and shall cause each of its Affiliates and Representatives to, use its commercially reasonable efforts to provide to Buyer, at Buyer’s cost and expense, all cooperation reasonably requested by Buyer in connection with Buyer obtaining all Permits required for Buyer’s ownership of the Assets and operation of the Store Properties, including promptly providing all documentation and information as may be reasonably requested by Buyer or any Governmental Entity in connection therewith. With respect to any liquor or gaming (or similar) license to be conveyed hereunder, the Parties shall comply with all applicable Laws, including the creation of any necessary escrow, the disbursement or release of any funds held in such escrow and the payment of any Taxes, in each case, as required by applicable Laws, and Seller shall, upon the request of Buyer, provide any Tax clearances reasonably requested by Buyer in connection therewith.  For the avoidance of doubt, it shall not be a condition precedent to Buyer’s obligations under this Agreement that the issuance of any such Permits be accomplished except as otherwise provided in Section 5.1(j) with respect to Liquor Licenses.

(c)                                  Seller shall, and shall cause its Affiliates and Representatives to, (i) use commercially reasonable efforts to collect all insurance proceeds available to any of them in respect of any damage to, or loss of, any of the Assets as a result of events or circumstances occurring prior to the Effective Time and (ii) provide the Bank Notices to the applicable bank or licenseee within three (3) Business Days following the date hereof.  Seller shall provide to Buyer (x) a copy of the Hilco Equipment List at least two (2) Business Days prior to the Closing Date and (y) an updated Hilco Equipment List within five (5) Business Days following the Closing Date.

Section 4.9                                   Delivery of Possession.  At the Closing, Seller shall deliver to Buyer possession of the Store Properties.  At the time of delivery to Buyer, (a) each of the Store Properties, including all fixtures and equipment included in the Assets located at such Store Properties, shall be in broom clean condition and all refrigeration systems shall be operating and running and all Excluded Assets shall have been removed from the same, and (b) all Personal Information and Pharmacy Assets shall have been removed by Seller from each of the Stores Properties and the Assets.  Any refrigeration system that is not operating and running at such time shall be deemed to have not been sold, transferred, conveyed and delivered to Buyer solely for purposes of Section 1.5(a)(vi).  At the Closing, Seller shall deliver to Buyer’s designated representative the keys and access and security codes to the Store Properties and the combinations to all safes at the Store Properties, and Buyer shall promptly make arrangements to have such locks and codes changed.

Section 4.10                            Bulk Sales Laws.  The Parties hereby waive, and the Sale Order shall provide for their waiver of, (a) compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer and (b) all claims related to the non-compliance therewith.

Section 4.11                            No Use of Names.  Buyer agrees that it shall not use the names or logos of Seller or any of its Affiliates or any similar name or logos in connection with its ownership of the Assets or operation of the Store Properties. Prior to the Closing, Seller shall, at Seller’s expense, remove its outside pylon, building and other exterior signs (which shall remain Seller’s property) from the Store Properties.  Within ten (10) Business Days following Closing, Buyer shall remove the other names and logos of Seller appearing on the Assets (including names appearing on shopping carts) at Buyer’s expense, and shall coordinate with Seller as to such removal and the disposition of such names and logos.  Subject to the foregoing, Buyer shall not have the right to use affirmatively the names or logos of Seller or any of its Affiliates for advertising purposes or otherwise for Buyer’s benefit.

Section 4.12                            Bankruptcy Court Matters.

(a)                                 Seller shall: (i) file, on or prior to October 3, 2015, the Sale Motion and the Bid Procedures Motion; (ii) use its commercially reasonable efforts to obtain entry of the Bid Procedures Order within twenty three (23) days of the date on which the Bid Procedures Motion is filed (or if such twenty three (23) day period expires on a date that is not a Business Day, by the next Business Day thereafter); (iii) conduct an auction in accordance with the Bid Procedures Order on or prior to the auction date set forth in the Bid Procedures Order; and (iv) use its commercially reasonable efforts to obtain entry of the Sale Order within one (1) Business Day of the date scheduled for the hearing on the Sale Order set forth in the Bid Procedures Order.  Seller shall provide notice of the Sale Motion and the Sale Order to all Persons as required by the Bankruptcy Code, Federal Rules of Bankruptcy Procedure, or other applicable Law to provide Buyer with the benefits and protections set forth in the Sale Order (including notice to all parties to Assigned Contracts and applicable Tax authorities).

(b)                                 Buyer shall not be required to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents, or to serve as a back-up bidder if Buyer is not the winning bidder at the auction.

(c)                                  Seller shall make available to Buyer the appropriate employees of Seller to discuss any contract to which Seller or any of its Affiliates is a party that relates primarily to the Business or any Asset or that is otherwise material to the Business.

(d)                                 Within five (5) Business Days after entry of the Bid Procedures Order, Seller shall file a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court, which Assumption Notice shall (A) be acceptable to Buyer in its sole discretion, (B) identify all contracts of Seller related to the Assets that Seller believes may be assumed and assigned in connection herewith, and (C) set forth the amount of the Cure Costs applicable to each such contract, unless otherwise agreed by Buyer (and if no Cure Cost is estimated to be applicable with respect to any particular contract, the amount of such Cure Cost designated for such contract shall be “$0.00”).  Seller shall serve such notice via first class mail on each counterparty to a contract listed on the Assumption Notice.

(e)                                  From and after the date hereof through the Closing, Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, repudiate or disclaim any contract primarily related to any Asset without the prior written consent of Buyer.

(f)                                   The Sale Order shall (A) approve on a final basis the amount of the Cure Costs for the contracts that are Assets and (B) approve and authorize the assumption and assignment of the Assigned Contracts, and the Assigned Contracts shall be actually assumed and assigned to Buyer such that the Assigned Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

(g)                                  Notwithstanding anything in any Transaction Document to the contrary, Seller shall be solely responsible for all Cure Costs (i) relating to the Store Leases and (ii) relating to all other contracts included in the Assets, in the case of this clause (ii), in an amount not exceeding $1,000,000.

ARTICLE 5
CLOSING CONDITIONS

Section 5.1                                   Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Buyer in its sole discretion:

(a)                                 The representations and warranties of Seller contained in Sections 2.1, 2.2, 2.3(b)(i) and (iii), 2.7 and 2.8(a)(ii) and (c) shall each be true, correct and complete in all respects (other than de minimis inaccuracies), both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete (other than de minimis inaccuracies) as of such date).  All other representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all respects (without giving effect to any limitation as to “materiality,” “Seller Material Adverse Effect” or any similar limitation contained herein) both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete as of such date), except where the failure of such representations and warranties to be true, correct and complete, individually or in the aggregate, would not reasonably be likely to have a Seller Material Adverse Effect.

(b)                                 Seller shall have performed or complied (i) in all respects with its obligations and covenants contained in Section 4.6(a)(A), and (ii) in all material respects with its obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)                                  No temporary restraining Order, Law, preliminary or permanent injunction, cease and desist Order, or other Order issued by any Governmental Entity, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(d)                                 Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller to the effect that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied (the “Seller’s Closing Certificate”).

(e)                                  All approvals, consents and waivers that are listed in Section 5.1(e) of the Disclosure Schedule or that are required from any Governmental Entity to consummate the transactions contemplated by any Transaction Document, if any, shall have been received, in a reasonable and customary form, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)                                   (i) The Bankruptcy Court shall have entered the Bid Procedures Order, the Sale Order and all other Orders necessary to consummate the transactions contemplated by the Transaction Documents, (ii) the time to file an appeal with respect to the Sale Order shall have expired, no appeal, motion for rehearing or reconsideration or petition for writ of certiorari with respect to the Sale Order shall be pending, and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date, and (iii) the Sale Order shall not be subject to any challenge under Section 363(m) of the Bankruptcy Code.

(g)                                  The WARN notice period (the “WARN Notice Period”) required under applicable Law with respect to the transactions contemplated by this Agreement and the other Transaction Documents shall have expired.

(h)                                 Seller shall have paid all Cure Costs in accordance with the terms of this Agreement and the Sale Order.

(i)                                     Seller shall have made the deliveries to Buyer required under Section 1.4(b).

(j)                                    Each Liquor License shall have been transferred to Buyer except where the failure of any such Liquor License to be transferred to Buyer is primarily the result of any fact or circumstance related to, or any action or omission of, Buyer.

(k)                                 Spirit SPE HG 2015-1, LLC (“Spirit”) shall have (i) amended that certain Amended and Restated Master Lease Agreement, dated as of June 15, 2015, by Spirit and Hagen Operations (the “Master Lease”), to fully and completely remove the Store Group Properties from the Master Lease effective as of the Closing and (ii) entered into one or more lease agreements relating to the Store Group Properties (each, a “New Store Group Lease”) on terms and in a form substantially similar to the Master Lease, with only such modifications as are reasonably acceptable to Buyer and Spirit and necessary to convert, or otherwise partially assign, the Master Lease from a multi-property master lease to one or more leases covering all of the Store Group Properties, providing for base rent with respect to each Store Group Property not to exceed the amount set forth on Exhibit 7.1(a), subject to any applicable rental escalation provisions set forth in the New Store Group Lease, which escalation provisions shall be the same as those in the Master Lease.  Notwithstanding the foregoing, if the condition set forth in the preceding sentence has not been satisfied on the later of (x) the third (3rd) Business Day following the satisfaction or (to the extent permitted) waiver of the other conditions set forth in this ARTICLE 5 (excluding those conditions that, by their terms, cannot be satisfied until the

Closing), and (y) the earlier of November 25, 2015 and the date the Liquidation Sale shall have concluded: (A) the Parties shall proceed with the Closing, (B) each of the Store Group Properties shall be excluded from the definition of “Store Properties,” (C) the Initial Purchase Price shall be reduced as set forth in the definition thereof, (D) all Assets related to the Store Group Properties shall be Excluded Assets and all Liabilities related to the Store Group Properties shall be Excluded Liabilities, (E) the Property Condition Escrow Amount shall be reduced to $1,232,142.86, (F) the Final Deposit Amount shall be reduced to $821,428.57, and (G) the Initially Released Amount shall be increased to $3,546,428.57.

Section 5.2                                   Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Seller in its sole discretion:

(a)                                 The representations and warranties of Buyer contained in Sections 3.1, 3.2, 3.3(a) and (c) and 3.4 shall each be true, correct and complete in all respects (other than de minimis inaccuracies), both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete (other than de minimis inaccuracies) as of such date).  All other representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all respects (without giving effect to any limitation as to “materiality” or any similar limitation contained herein), both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true, correct and complete as of such date), except where the failure of such representations and warranties to be true, correct and complete, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)                                 Buyer shall have performed or complied in all material respects with its other obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)                                  No temporary restraining Order, Law, preliminary, or permanent injunction, cease and desist Order or other order issued by any Governmental Entity shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(d)                                 Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by Buyer to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied (the “Buyer’s Closing Certificate”).

(e)                                  (i) The Bankruptcy Court shall have entered the Bid Procedures Order, the Sale Order, and all other Orders necessary to consummate the transactions contemplated by the Transaction Documents, (ii) no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date, and (iii) the Sale Order shall not be subject to any challenge that challenges Buyer’s good faith under Section 363(m) of the Bankruptcy Code.

(f)                                   The WARN Notice Period shall have expired.

(g)                                  Buyer shall have made the deliveries to Seller required under Section 1.4(c).

ARTICLE 6
TERMINATION

Section 6.1                                   Termination of Agreement.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as provided below:

(a)                                 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Buyer may terminate this Agreement (so long as Buyer is not then in breach of any of its representations, warranties, material covenants or material agreements contained in this Agreement) by giving written notice to Seller at any time prior to the Closing:

(i)                                     in the event that Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 5.1 and, if such breach is capable of being cured, Buyer shall have provided written notice of such breach to Seller, and such breach shall not have been cured prior to the earlier of (A) ten (10) days after receipt of such notice by Seller and (B) the Expiration Date;

(ii)                                  if the Closing shall not have occurred on or before the Expiration Date (unless such failure shall be due to the breach by Buyer of any of its representations, warranties, covenants, agreements or conditions of this Agreement);

(iii)                               if Seller fails to file or provide, as applicable, (A) on or prior to October 3, 2015, the Sale Motion and the Bid Procedures Motion, or (B) within two Business Days after the date hereof, all WARN notices (and any similar notice required under applicable state Law) required under applicable Law; provided, however, that if Seller makes such filing or notice after such date, but prior to the termination of this Agreement, Buyer shall no longer be entitled to terminate this Agreement under this Section 6.1(b)(iii) after the second Business Day following the date Seller provides written notice to Buyer of the making of such filing or notice, accompanied by a copy thereof;

(iv)                              if the Bankruptcy Court does not enter the Bid Procedures Order within twenty-three (23) days of the date that the Bid Procedures Motion is filed (or if such twenty-three (23) day period expires on a date that is not a Business Day, by the next Business Day thereafter); provided, however, that if the Bankruptcy Court enters such order after such date, but prior to the termination of this Agreement, Buyer shall no longer be entitled to terminate this Agreement under this Section 6.1(b)(iv);

(v)                                 if Seller fails to conduct an auction in accordance with the Bid Procedures Order on or prior to the auction date set forth in the Bid Procedures Order; provided, however, that if such auction commences after such date, but prior to the termination of this Agreement, Buyer shall no longer be entitled to terminate this Agreement under this Section 6.1(b)(v);

(vi)                              if the Bankruptcy Court does not enter the Sale Order within one (1) Business Day of the date scheduled for the hearing on the Sale Order set forth in the Bid Procedures Order; provided, however, that if the Bankruptcy Court enters such order after such date, but prior to the termination of this Agreement, Buyer shall no longer be entitled to terminate this Agreement under this Section 6.1(b)(vi); or

(vii)                           if Seller accepts one or more Alternative Transaction Bids following the entry of the Bid Procedures Order.

(c)                                  Seller may terminate this Agreement (so long as Seller is not then in material breach of any of its representations, warranties, material covenants or material agreements contained in this Agreement) by giving written notice to Buyer at any time prior to the Closing:

(i)                                     in the event Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement which breach would cause the failure of any condition set forth in Section 5.2 and, if such breach is capable of being cured, Seller shall have provided written notice of such breach to Buyer, and such breach shall not have been cured prior to the earlier of (A) ten (10) days after receipt of such notice by Buyer and (B) the Expiration Date; or

(ii)                                  if the Closing shall not have occurred on or before the Expiration Date (unless such failure shall be due to the breach by Seller of any of its representations, warranties, material covenants, material agreements, or conditions of this Agreement).

(d)                                 Buyer or Seller may terminate this Agreement if any Order, Law, or injunction, or other Order issued by any Governmental Entity, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement, and in the case of an injunction or Order, shall have become final and non-appealable.

(e)                                  This Agreement will terminate automatically, without any action by Buyer or Seller, if Seller (i) withdraws, or seeks to withdraw, the Bid Procedures Motion or the Sale Motion or (ii) announces or files a plan or other transaction, or seeks to file a plan or other transaction, contemplating the reorganization or sale of all or any part of Seller under the Bankruptcy Code that does not comply with Section 4.7.

Section 6.2                                   Effect of Termination.  If any Party terminates this Agreement pursuant to Section 6.1, all rights and obligations of the Parties hereunder shall terminate and become null and void without any Liability of any Party to any other Party, except as set forth in Section 6.3 or Section 6.4, as applicable; provided, that nothing in this Section 6.2 shall relieve (a) any Party from Liabilities resulting from any default or breach hereunder (in which case, the other Party shall retain all rights and remedies in equity or Law as a result of such default or breach) unless, with respect to a termination pursuant to Section 6.1(a), the Parties have expressly released such defaulting or breaching Party from any Liability resulting from any default or breach hereunder or (b) any Party of any Liability for fraud.  Notwithstanding the foregoing, this Section 6.2, Section 4.4, Section 6.3, Section 6.4 and ARTICLE 7 shall survive any termination of this Agreement.

Section 6.3                                   Break-Up Fee and Expense Reimbursement.

(a)                                 In the event that Seller accepts any Alternative Transaction Bids following the entry of the Bid Procedures Order, in consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, Seller shall pay Buyer, in accordance with the terms of this Agreement and the Bid Procedures Order, a break-up fee in cash in an amount equal to the sum of (the “Break-Up Fee”): (a) 3% of the Base Purchase Price plus (b) the reasonable and documented out-of-pocket amounts expended or incurred by or on behalf of Buyer, to third parties, in connection with Buyer’s due diligence review and the preparation, negotiation, execution and delivery of the Transaction Documents (including attorneys’ fees) and its representation in the Chapter 11 Case through the later of (i) the consummation of any such Alternative Transaction and (ii) the payment of the Break-Up Fee in full, in the case of clause (b), up to a maximum of $1.5 million.

(b)                                 Seller shall pay the Break-Up Fee to Buyer immediately by wire transfer of immediately available funds into an account designated by Buyer upon the earliest of (i) the consummation of an Alternative Transaction (or in the case of a series of related Alternative Transactions, consummation of the first such Alternative Transaction), (ii) five (5) days after the Bankruptcy Court enters an Order approving Seller’s entry into such Alternative Transaction and, (iii) in the event Buyer terminates this Agreement pursuant to Section 6.1(b)(viii), five (5) days after the date Buyer delivers notice of such termination to Seller. The Break-Up Fee shall be deemed to be an allowed administrative expense claim against Seller’s estate in the Chapter 11 Case pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code and, if applicable, shall be payable from the cash proceeds (including any deposit) in connection with any such Alternative Transaction and, in any event, before any such cash proceeds (including any deposit) may be paid to any other party, including, but not limited to, Seller.

Section 6.4                                   Buyer Deposit.

(a)                                 In the event of a termination of this Agreement (other than a termination pursuant to Section 6.1(c)(i)), or if Seller accepts any Alternative Transaction Bid, Buyer shall be entitled to disbursement of the Buyer Deposit (including, for the avoidance of doubt, all interests and other earnings accrued and earned thereon) from the Escrow Account.  In the event Seller terminates this Agreement pursuant to Section 6.1(c)(i), Seller shall be entitled to disbursement of the Buyer Deposit (including, for the avoidance of doubt, all interests and other earnings accrued and earned thereon) from the Escrow Account.  Notwithstanding any other provision of any Transaction Document to the contrary, upon such payment of the Buyer Deposit to Seller, Buyer shall have no further Liability to Seller or any of its Affiliates or Representatives with respect to the transactions contemplated by any Transaction Document.  In the event that this Agreement is terminated, then Seller and Buyer will deliver to the Escrow Agent, promptly following the effective date of any such termination, joint written instructions to the Escrow Agent to pay Seller or Buyer, as applicable, the Buyer Deposit from the Escrow Account, subject to the terms of the Escrow Agreement.

(b)                                 Notwithstanding any other provision of any Transaction Document to the contrary, subject to Section 7.12, Seller’s right to receive full payment of the Buyer Deposit pursuant to this Section 6.4 shall be the sole and exclusive monetary remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller for any losses or damages suffered or incurred in connection with any pre-Closing breach of any Transaction Document (and the actual or purported termination hereof) and the transactions contemplated thereby (and the abandonment thereof), or any matter forming the basis for such termination.  Nothing in this Section 6.4(b) shall limit the right Seller to equitable relief in accordance with Section 7.12.

ARTICLE 7
MISCELLANEOUS

Section 7.1                                   Definitions.

(a)                                 For purposes of this Agreement, the terms set forth below have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise, provided, that “Affiliate” shall not include (i) any portfolio company of any holder of capital stock of Smart & Final Stores, Inc. or (ii) any holder of capital stock of Smart & Final Stores, Inc. solely by virtue of such Person holding such shares.

“Alternative Transaction” means any reorganization or business combination involving, or recapitalization or acquisition of, all or any portion of the Assets, or with respect to any other transaction the consummation of which could reasonably be expected to lead to an agreement with respect to any such reorganization, business combination, recapitalization or acquisition (in each case, other than the transaction contemplated by this Agreement).

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, health, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments, supplements or modifications thereto), in each case whether or not in writing, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller’s or its Affiliates’ respective businesses or any spouse or dependent of such individual, or under which Seller or any of its Affiliates has or may have any Liability.

“Bid Procedures Motion” means a motion seeking entry of the Bid Procedures Order.

“Bid Procedures Order” means an order of the Bankruptcy Court, in substantially the form as set forth in Exhibit D, with such changes as are reasonably acceptable to Seller and Buyer, that, among other things, (a) approves and authorizes the payment of the Break-Up Fee on the terms and conditions set forth in Section 6.3, (b) approves the bid protections set forth in Section 4.7, (c) establishes procedures for the auction to be undertaken pursuant to the Bid Procedures Order, (d) establishes bid deadline, (e) requires each bidder to provide a cash deposit in an amount at least equal to ten percent (10%) of such bidder’s offered purchase price and (f) establishes a date for a hearing on the Sale Order.  The Bid Procedures Order may be an order approving Global Bid Procedures, in which case it shall contain the terms and conditions set forth in this definition and shall not otherwise be adverse to Buyer’s interests in any respect, except with Buyer’s prior written consent.

“Business” means the business conducted by Seller or an Affiliate thereof at the Store Properties.

“Business Day” means any day of the year on which national banking institutions in the City of Los Angeles, CA are open to the public for conducting business and are not required or authorized to close.

“Claims” means all claims, credits, allowances, rebates, refunds, causes of action, rights of recovery (including rights of indemnity, warranty rights, rights of contribution, rights to refunds and rights to reimbursement) and rights of set-off, in each case, of whatever kind or description against any Person.

“Closing Cash Consideration” means an amount in cash equal to the following: (i) the Initial Purchase Price, plus (ii) the Estimated Adjustment Amount, minus (iii) the Buyer Deposit.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means that certain letter agreement, dated August 17, 2015, between Smart & Final Stores, Inc., an Affiliate of Buyer, and Haggen, Inc., an Affiliate of Seller.

“Consent” means any consent, approval, authorization, Permit of, filing with, or notification to, any Person.

“contract” or “agreement” shall mean a legally binding agreement, arrangement, understanding, lease, license, guarantee or warranty.

“Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to section 365(b)(1) of the Bankruptcy Code to effectuate, pursuant to the Bankruptcy Code, the assumption by Seller and assignment to Buyer of the Assigned Contracts and Store Leases, as determined by the Bankruptcy Court or as agreed to by Seller and the non-Seller counterparty to the applicable Assigned Contract or Store Lease.

“Deposits” means, except for utility deposits, all security, vendor and other deposits actually being held directly or indirectly by a third party related primarily to the Assets or the Assumed Liabilities.

“Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer, as updated or supplemented in accordance with the terms hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Amount” means, with respect to any Alternative Transaction, if negative, Seller’s good faith reasonable estimate of the value of any Assets (and related Liabilities) excluded from any Alternative Transaction.

“Excluded Store Group Adjustment Amount” means the sum of (i) $10,000,000 plus (ii) the product of (x) 5/28 multiplied by (y) the Break-Up Fee.

“Expiration Date” means December 15, 2015.

“Final Deposit Amount” means $1,000,000.

“Final Purchase Price” means the amount equal to the sum of (x) the Initial Purchase Price plus (y) the Adjustment Amount shown in the Final Closing Statement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Hilco” means Hilco Merchant Resources, LLC.

“Hilco Equipment List” means, with respect to each Store Property, a list of all Assets sold by Hilco relating to such Store Property.

“Improvements” means the buildings, fixtures, lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems and improvements (including the USTS) located on or attached to the Store Properties, which are owned by Seller and which upon installation or expiration of the relevant Store Lease do not become the property of the landlord thereunder, if any.

“Initial Purchase Price” means $56,000,000 (the “Base Purchase Price”) minus (if the Store Group Properties are excluded from the Store Properties pursuant to Section 5.1(k)) the Excluded Store Group Adjustment Amount.

“Initially Released Amount” means $3,100,000.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); and (vi) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means merchandise inventory, pharmacy merchandise (legend, non-legend and generic), supplies, containers, labels, packaging material, maintenance supplies, beverages (alcoholic and non-alcoholic), food and other similar items, whether in broken or unbroken units, which are located in or held for sale at the Store Properties.

“Knowledge of Seller” or words of similar effect, regardless of case, means the actual knowledge after due inquiry of John Clougher and Blake Barnett.

“Law” means any United States federal, state, local, foreign or administrative law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands, petitions, mediations, audits, inquiries, examinations, arbitrations or governmental or other legal proceedings, whether at law or in equity.

“Liability” means any debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether determined or determinable, and whether due or to become due, or otherwise), including any liability for Taxes.

“licenses” means exemptions and Consents of any Governmental Entity.

“Lien” or “lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, right of first offer, servitude, sublease, easement, hypothecation, restrictive covenant, encroachment, security agreement, equitable interest, earn-out, conditional sale or other title retention device or arrangement, deed of trust, or other similar encumbrance or restriction of any kind, in each case whether contingent, fixed or otherwise or whether relating to any property or right or the income or profits therefrom.

“Liquidation Sale” means the going out of business sale of Excluded Assets by Hilco at the Store Properties.

“Neutral Accountant” means Ernst & Young LLP.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, verdict or award or any arbitration award.

“ordinary course of business” means the ordinary course of business, consistent with past practice.

“Permit” means any authorization, approval, Order, consent, license, certificate, permit, registration or qualification issued by a Governmental Entity.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Personal Information” means all information regarding or capable of being associated with an individual, including name, address, other contact information, financial account information, health or medical information, insurance information, social security number, tax ID number, credit card number, driver’s license or non-driver identification card number, passport information, government ID number, tribal ID number, mother’s maiden name, date of birth, password, PIN number, access code, routing code, security code, biometrics, DNA profile information, electronic signature or serial number, employee ID number, payroll records, salary information or other human resources records and information, “protected health information” as defined by the Health Insurance Portability and Accountability Act, “non-public information” as defined by the Gramm-Leach-Bliley Act, consumer report information, alien registration number or naturalization number, personal identification number or code, other account information and/or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable) and other sensitive information regarding such persons.  Personal Information includes information in any form, including paper, electronic and other forms.

“Pharmacy Assets” means all Pharmacy Records, Prescriptions Lists, pharmacy scripts, pharmacy inventory and other pharmacy assets, supplies and equipment located at or related to any Store Property.

“Pharmacy Records” means all files, documents, instruments, papers, books, computer files and records and all other records of Seller, including all Prescription Lists, in any media relating to the patients, doctors, pharmaceuticals, controlled substances, or prescriptions of, administered by or filled at the Store Properties or relating to any Law or Order concerning any of the foregoing.

“Post-Closing Tax Period” means (i) any Tax period beginning any time after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the close of the Closing Date and ending on the last day of a Straddle Period.

“Pre-Closing Tax Period”  means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Prepaid Expenses” means and all prepaid rent and other prepaid charges and expenses related primarily to the Assets or the Assumed Liabilities, if any.

“Prescription Lists” means retail customer files (including prescriptions for retail customers and other medical information related thereto) maintained by a retail pharmacy of Seller at any of the Store Properties with respect to customers who purchase or otherwise obtain, pharmaceuticals that can only be dispensed on the order of a licensed professional from Seller.

“Prior Consideration” means all cash consideration previously paid (or distributed from the Escrow Account) to Seller, minus any amount paid by Seller to Buyer pursuant to the last sentence of Section 1.5(b)(i).

“Property Condition Adjustment” means the aggregate amount reasonably asserted by Buyer in respect of repairs (i) at the Store Properties related to roof, building structure or mechanical systems (including HVAC, plumbing and electrical, but excluding refrigeration systems) or (ii) reasonably required to bring the Store Properties into compliance with Laws applicable to conduct a retail grocery business; provided, that (x) no Property Condition Adjustment shall be asserted by Buyer unless and until the aggregate amount of repairs with respect to any individual Store Property exceeds $100,000, whereupon Buyer shall be entitled to assert the aggregate amount of all such repairs; (y) the aggregate amount of the Property Condition Adjustment with respect to all Store Properties shall not exceed $3,000,000; provided, that the aggregate amount of the Property Condition Adjustment with respect to all Store Properties shall not exceed $2,464,285.71 if the Store Group Properties are excluded from the Store Properties pursuant to Section 5.1(k).

“Property Condition Escrow Amount” means $1,500,000.

“Real Property Documents” means leases, subleases, licenses, options, contracts, extension letters or other extensions, renewals, guarantees, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, recognition agreements, estoppel certificates, development agreements, entitlement agreements, zoning agreements, approvals and authorizations and signage rights and approvals, surveys, reports, records, assessments, amendments, supplements or other agreements with respect to any of the foregoing, and recorded memoranda of any of the foregoing, in each case, with respect to Store Properties.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the stockholders, members, partners, directors, officers, employees, representatives and agents of such Person or any of its Affiliates.

“Sale Motion” means a motion seeking entry of the Sale Order, which motion shall seek the Bankruptcy Court’s approval of this Agreement, Seller’s performance under this Agreement and the assumption and the assignment of the Assigned Contracts without adequate assurance of future performance liability pursuant to Section 365(f)(2) of the Bankruptcy Code, except Buyer’s promise to perform following the Closing obligations under the Assigned Contracts.

“Sale Order” means an order of the Bankruptcy Court, in substantially the form set forth in Exhibit E, with such changes as are (x) reasonably satisfactory to Seller and (y) acceptable to

Buyer in its sole discretion: (a) approving (i) this Agreement, the other Transaction Documents and the execution, delivery, and performance by Seller of this Agreement, the other Transaction Documents and the other instruments and agreements contemplated hereby and thereby; (ii) the sale of the Assets to Buyer free and clear of all (A) Liens, other than any Permitted Liens or any Assumed Liabilities, and (B) obligations under any collective bargaining agreement or other labor practice agreement; (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein and in the other Transaction Documents; (iv) the assumption and assignment to Buyer of the Assigned Contracts on the terms set forth herein and in the other Transaction Documents; and (v) the amount of the Cure Costs on a final basis; (b) determining that Buyer is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code; (c) providing that the Closing will occur in accordance with the terms and conditions hereof; (d) providing for the waiver by the Parties of compliance with, and any claims related to non-compliance with, the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may be applicable; and (e) providing that neither Buyer nor any of its Affiliates (i) is a successor to any collective bargaining agreement or other labor practice agreement or (ii) has any other liability with respect to any current or former employee of Seller or any of its Affiliates relating to any period prior to the Closing.

“Seller Material Adverse Effect” means any fact, circumstance, event or change that, individually or in the aggregate, is or would reasonably be expected to result in (a) a material adverse effect on the Assets and Assumed Liabilities, taken as a whole, or (b) a material adverse effect on, or cause a material delay in, the ability of Seller to consummate the transactions contemplated by any Transaction Document (excluding any change or effect resulting from or related to (i) the filing of the Chapter 11 Case, (ii) general economic conditions or economic conditions relating to those industries specific to the business of Seller, (iii) the public announcement of the transactions contemplated by this Agreement, (iv) actions taken by Buyer or any of its Affiliates, (v) national or international political or social conditions, including the engagement by the United States in hostilities, (vi) financial, banking or securities markets, (vii) changes in GAAP, or (viii) changes to any Law or Order; except, in the cases of clauses (ii) and (v) through (viii), to the extent such fact, circumstance, event or change disproportionately affects Seller as compared to other Persons engaged in the same industries).

“Store Group Properties” means the Store Properties identified on Exhibit 7.1(a).

“Store Lease” means each lease, sublease, license and other agreement (including all amendments, supplements, extensions, renewals, guarantees and other agreements with respect thereto) of real property to which Seller is a party or by which it is bound as lessee or sublessee, in each case, related to the Store Properties, including any New Store Group Lease to which any Seller is a party (except for purposes of Section 2.8(a)) but excluding the Master Lease.

“Store Properties” means the stores currently or formerly operated by Seller or an Affiliate thereof at the locations identified on Exhibit 1.2 hereto and, unless the context otherwise requires, the Improvements and the Equipment relating thereto.  Notwithstanding the foregoing, if required pursuant to Section 5.1(k), the term “Store Properties” shall exclude the Store Group Properties.

“Tax” or “Taxes” means (a) all United States federal, state, local and non-United States and other taxes including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, disability, workers’ compensation, unemployment compensation, intangible, real property, personal property, alternative or add on minimum, net worth, ad valorem, customs duty, stamp, documentary, license, transfer, value added, escheat or gains taxes; (ii) taxes or other charges in the nature of excise, or collected through withholding; and (iii) any interest, additions to tax, or penalties applicable, or costs and expenses relating, to the items in clauses (i) and (ii) and (b) any Liability for any items described in clause (a) payable by reason of transferee, successor or secondary liability, contract, assumption, operation of law (including Treasury Regulations Section 1.1502-6) or otherwise.

“Tax Return” means any return, report, declaration, form, filing, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Document” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, each Assignment and Assumption of Lease and the other agreements, instruments and documents required to be delivered at or prior to the Closing.

“USTS” means underground storage tanks and related equipment, including piping and dispensing equipment.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all federal, state, local and foreign Laws relating to plant closings and mass layoffs.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	Section 1.1(b)(iii)
Adjustment Amount	Section 1.5(a)
Agreement	Preamble
Allocation Schedule	Section 1.6
Alternative Transaction Bid	Section 4.7(b)
Asset	Section 1.1(a)
Asset Adjustment Amount	Section 1.5(a)(vi)
Assigned Contract	Section 1.1(a)(iv)
Assignment and Assumption Agreement	Section 1.4(b)(2)
Assignment and Assumption of Lease	Section 1.4(b)(3)
Assumed Liabilities	Section 1.1(c)
Assumption Notice	Section 4.12(c)(ii)
Bank Notices	Section 1.1(b)(xiii)
Bankruptcy Code	Recitals

Term	Section
Bankruptcy Court	Recitals
Bill of Sale	Section 1.4(b)(i)
Break-Up Fee	Section 6.3(a)
Buyer	Preamble
Buyer Deposit	Section 1.2(b)
Buyer’s Closing Certificate	Section 5.2(d)
Chapter 11 Case	Recitals
Closing	Section 1.3
Closing Date	Section 1.3
Closing Statement	Section 1.5(c)
Dispute Notice	Section 1.5(d)
Disputed Items	Section 1.5(d)
Effective Time	Section 1.3
Environmental, Health, and Safety Requirements	Section 2.6(c)
Equipment	Section 1.1(a)(vi)
Escrow Account	Section 1.2(b)
Escrow Agent	Section 1.2(b)
Escrow Agreement	Section 1.2(b)
Estimated Adjustment Amount	Section 1.4(a)
Excluded Asset	Section 1.1(b)
Excluded Liability	Section 1.1(d)
Files and Records	Section 1.1(a)(vii)
Final Closing Statement	Section 1.5(d)
Global Bid Procedures	Section 4.7(a)
Governmental Entity	Section 2.3(a)
Guarantees	Section 1.1(a)(v)
Haggen Operations	Preamble
In-Store Vendor Agreement	Section 1.1(b)(xii)
Liquor Licenses	Section 1.1(a)(ix)
Master Lease	Section 5.1(k)
MFN Bid Protections	Section 4.7(c)
New Store Group Lease	Section 5.1(k)
Non-Party Affiliates	Section 7.14
Party	Preamble
Permitted Liens	Section 2.8(b)
Personal Property Tax Proration	Section 1.5(a)
Petition Date	Recitals
Purchase Price	Section 1.2(a)

Term	Section
Qualified Alternative Transaction Bid	Section 4.7(b)(ii)
Real Property Tax Proration	Section 1.5(a)(i)
Revised Closing Cash Consideration	Section 1.5(b)
Seller	Preamble
Seller’s Closing Certificate	Section 5.1(d)
Straddle Period	Section 1.5(a)(i)
Tenant Expense Proration	Section 1.5(b)(v)
Transfer Taxes	Section 4.1(a)
Transferred Vendor Agreement	Section 1.1(b)(xii)
Utility Proration	Section 1.5(a)(iv)
WARN Notice Period	Section 5.1(f)

Section 7.2                                   Expenses.  Except as otherwise provided in this Agreement or in any other Transaction Document, all fees and expenses incurred in connection with this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 7.3                                   Entire Agreement; Amendment; Waiver; Assignment.  This Agreement (including all Schedules and Exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  Any provision hereof can be amended, supplemented, changed, or waived, only by written instrument making specific reference to this Agreement and signed, in the case of an amendment, supplement or modification, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Any rights or obligations hereunder shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties except that Buyer may assign any or all of its rights or obligations under this Agreement, in whole or in part, to any Affiliate without obtaining the consent of any Person; provided that no such assignment shall relieve Buyer of its obligations hereunder.  Any attempt to assign this Agreement in violation of the foregoing shall be void and of no effect.

Section 7.4                                   Notices.  All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if given by personal delivery upon the Person for whom it is intended, nationally recognized overnight courier or certified mail at the following addresses, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly followed by a confirmation copy delivered by certified mail or by a nationally recognized overnight courier to the Person at the address set forth below (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Buyer:

Smart & Final Stores LLC
600 Citadel Drive
Commerce, CA 90040
Attention: David G. Hirz

Fax:                                                     (323) 869-7862

Email:                                          david.hirz@smartandfinal.com

with a copy (which shall not constitute notice to Buyer) to:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Adam Stein

Fax:                                                     (310) 201-4170

Email:                                          stein@aresmgmt.com

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Attention: Michael Woronoff and Philippa Bond

Fax:                                                     (310) 557-2193

Email:                                          mworonoff@proskauer.com

pbond@proskauer.com

To Seller:

Haggen Operations Holdings, LLC and
Haggen Opco South, LLC
2211 Rimland Drive
Bellingham, WA 98226
Attention: Blake Barnett, Chief Financial Officer

Fax:                                                     360-650-8260

Email:                                          blakeb@haggen.com

with a copy (which shall not constitute notice to Seller) to:

Akerman LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
Attention: Carl Roston
Fax:                                                     305-374-5095

Email:                                          carl.roston@akerman.com

and

Stroock & Stroock & Lavan LLP
2029 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: Frank A. Merola

Fax:                                                     310-407-6302

Email:                                          fmerola@stroock.com

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, (iii) the Business Day received, if sent by facsimile or email, provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, and (iv) on the 5th Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.5                                   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the principles of conflict of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.  Without limiting any Party’s right to appeal any order of the Bankruptcy Court, the Parties agree that if any dispute or Legal Proceeding arises out of or in connection with this Agreement, any of the documents executed hereunder or in connection herewith or the legal relationship of the Parties, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes and Legal Proceedings relating to the transactions contemplated hereby, any of the documents executed hereunder or in connection herewith and the legal relationship between the Parties, in each case except as provided in Section 1.5(c) and (e).  Such court shall have sole jurisdiction over such matters and the Parties affected thereby and Buyer and Seller each hereby consent and submit to such jurisdiction; provided, however, that if the Chapter 11 Case shall have closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim, dispute or Legal Proceeding. Except as provided in Section 1.5(c) and (e), the Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute or Legal Proceeding brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Legal Proceeding.  Each of the Parties hereto agrees that a judgment in any such dispute or Legal Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  In the event any such action, suit or Legal Proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or Legal Proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or Legal Proceeding upon the Party at the address of such Party set forth in Section 7.4, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 7.4.

Section 7.6                                   Exhibits and Schedules; Construction; Interpretation.  If and to the extent any information required to be furnished in any Section of the Disclosure Schedule is contained in this Agreement or in any other Section of the Disclosure Schedule, such information shall be deemed to be included in all Sections of the Disclosure Schedule in which the information would otherwise be required to be included to the extent that the disclosure is reasonably apparent on its face to be applicable to such other Sections of the Disclosure Schedule.  If there is any inconsistency between the statements in the body of this Agreement and those in any Section of the Disclosure Schedule, the statements in the body of this Agreement will control.  Disclosure of any fact or item in any Section of the Disclosure Schedule shall not be considered an admission by Seller that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by Seller of any non-compliance with, or violation of, any third party rights (including to any intellectual property rights) or any applicable Law of any Governmental Entity, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The text of all schedules and exhibits is incorporated herein by reference.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Words used in this Agreement in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.  As used in this Agreement: (a) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) the word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if”, (c) any reference herein to “Dollars” or “$” shall mean United States dollars, (d) the use of “or” herein is not intended to be exclusive, (e) references herein to a Person are also to its successors and permitted assigns, and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto, (f) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible, and (g) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.  Unless otherwise expressly indicated, any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Section 7.7                                   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 7.9                                   AS IS CONDITION; DISCLAIMER OF WARRANTIES; EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)                                 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS AND EXCEPT IN THE CASE OF FRAUD, BUYER WILL BE ACQUIRING THE ASSETS ON THE CLOSING DATE IN THEIR THEN EXISTING CONDITION “AS IS”, “WHERE IS”, SUBJECT TO ALL LEGAL REQUIREMENTS, ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION OF THE ASSETS MIGHT REVEAL, WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, “WITH ALL FAULTS” INCLUDING BOTH LATENT AND PATENT DEFECTS, AND THE EXISTENCE OF HAZARDOUS MATERIALS, IF ANY.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE, AND NO RESPONSIBILITY HAS BEEN OR IS HEREBY ASSUMED BY ANY PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS, AND HEREBY WAIVES, ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED.

(c)                                  WITHOUT LIMITING THE FOREGOING, EXCEPT TO THE EXTENT THAT THE SAME MAY BE OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR SET FORTH IN THE OTHER TRANSACTION DOCUMENTS AND EXCEPT IN THE CASE OF FRAUD, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE, AND NO RESPONSIBILITY HAS BEEN OR IS HEREBY ASSUMED, BY SELLER (AND SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED), AS TO THE ENVIRONMENTAL CONDITION OF THE ASSETS INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS, IF ANY,

WHETHER LOCATED ABOVE OR BELOW GROUND, OR ON OR OFF THE PREMISES, OF THE STORE PROPERTIES. TO THE EXTENT THAT SELLER PROVIDES TO BUYER ANY INFORMATION REGARDING ANY OF THE FOREGOING OR THE RESULTS OF ANY INSPECTION OR ANY ENGINEERING OR ENVIRONMENTAL REPORTS, EXCEPT AS SET FORTH IN ANY TRANSACTION DOCUMENT, SELLER MAKES NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE CONTENT, ACCURACY, COMPLETENESS, METHODOLOGY OR ANY OTHER MATTER CONCERNING SUCH REPORTS.

(d)                                 BUYER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 7.9 WERE NEGOTIATED AND AGREED TO BY BUYER AND SELLER AND WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE AMOUNT OF THE PURCHASE PRICE OF THE ASSETS.

(e)                                  In particular, and without limiting the generality of the foregoing, each Party acknowledges and agrees that, in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, it is not relying on any information or materials, oral, written or in electronic format, distributed or made available prior to the date hereof, in each case, other than matters set forth in this Agreement, including the Disclosure Schedule.  With respect to any projection, forecast or business plan delivered by or on behalf of Seller or any of its Affiliates to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) it is responsible for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it, and (iii) except in the case of fraud, it shall have no claim of any kind whatsoever against any Person with respect thereto.

(f)                                   With respect to any appraisals or environmental reports of Seller reviewed by Buyer in connection with the transactions contemplated hereunder, Buyer acknowledges and agrees that, except as set forth in any Transaction Document, neither Seller nor any of its agents has made or makes any representations or warranties to Buyer, and Seller expressly disclaims all such representations and warranties, including, but not limited to, any representations as to or concerning (i) the means, methodologies or protocols of the third party consultants, (ii) the accuracy or completeness of said reports, (iii) the scope of work upon which the reports are based, (iv) the appropriateness of the scope of work for the assessment of the market value of the Assets or the environmental matters relating to the Store Properties, as applicable, (v) the insurable value of the Assets, (vi) the replacement cost value of the Assets, (vii) the accuracy or reasonableness of the conclusions of the third party consultants, and/or (viii) any suggested or required remediation or other cleanup of any Store Property. Seller expressly disclaims any obligation or responsibility, express or implied, to update or supplement any reports.  Further, Buyer acknowledges that the reports are not be relied on by Buyer or its agents for valuation purposes, insurance purposes or any other purposes whatsoever.

(g)                                  TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.

Section 7.10                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.11                            Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, LEGAL PROCEEDING OR CAUSE OF ACTION (I) DIRECTLY OR INDIRECTLY ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12                            Specific Performance.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, in each case, without proof of damages or otherwise.  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  The costs and expenses of a Party that is successful on the merits in prosecuting or defending any proceeding brought to compel the specific performance of this Agreement or the provisions thereof shall be paid by the other Party, as applicable.  The Parties hereto further agree that (a) by seeking the remedies provided for in this Section 7.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages, in any case prior to the termination hereof, and (b) nothing set forth in this Section 7.12 shall require any Party hereto to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 7.12 prior to or as a condition to exercising any termination right under ARTICLE 6 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 7.12 or anything set forth in this Section 7.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE 6 or pursue any other remedies under this Agreement that may be available then or thereafter.  Notwithstanding any other provision hereof, under no circumstances shall Buyer be obligated to both specifically perform the terms of this Agreement and Seller be entitled to payment of the Buyer Deposit as monetary damages for breach (it being understood that the Buyer Deposit may be paid to Seller as a portion of the Purchase Price payment in connection with the specific performance of the terms of this Agreement).

Section 7.13                            Survival.  The representations and warranties contained in this Agreement (whether or not contained in ARTICLE 2 or ARTICLE 3) shall not survive, and shall terminate at, the Closing, and the Parties shall have no liability, nor shall any Party make a claim, after the Closing for any breach of any representation or warranty.  None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance at or after the Closing, and each such surviving covenant or agreement shall survive the Closing for the period contemplated by its terms (or if no such survival period is contemplated, then indefinitely).

Section 7.14                            Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity, by statute or otherwise) that may be based upon, arise out of or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto and thereto.  No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, by statute or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, including by or through theories of equity, agency, control, instrumentality, single business enterprise, piercing the veil or undercapitalization) for any obligations or liabilities arising under, in connection with or related to this Agreement or the other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 7.14.

Section 7.15                            Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.16                            Effectiveness.  This Agreement shall not be effective until it has been approved by the Bankruptcy Court pursuant to the Sale Order.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

SMART & FINAL STORES LLC

By:	/s/ David Hirz
Name: David Hirz
Title: President & CEO

HAGGEN OPCO SOUTH, LLC

By:	/s/ Blake Barnett
Name: Blake Barnett
Title: Chief Financial Officer

HAGGEN OPERATIONS HOLDINGS, LLC

By:	/s/ Blake Barnett
Name: Blake Barnett
Title: Chief Financial Officer